UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2018

StarTek, Inc.
(Exact name of registrant as specified in charter)

Delaware	1-12793	84-1370538
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8200 E. Maplewood Ave., Suite 100
Greenwood Village, CO 80111
 (Address of Principal Executive Offices) (Zip Code)

(303) 262-4500
 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Transaction Agreement

On March 14, 2018, StarTek, Inc., a Delaware corporation (the “Company”), CSP Alpha Midco Pte Ltd, a Singapore private limited company (“Aegis”), and CSP Alpha Holdings Parent Pte Ltd, a Singapore private limited company (the “Aegis Stockholder”) entered into a Transaction Agreement (the “Transaction Agreement”), pursuant to which the Company, Aegis and the Aegis Stockholder agreed to, among other things: (1) the sale of all of the issued and outstanding shares of the common stock of Aegis by the Aegis Stockholder to the Company; (2) the issuance of 20,600,000 shares, subject to adjustment as set forth in the Transaction Agreement, of the common stock of the Company, par value $.01 per share (the “Common Stock”) in consideration of such sale; (3) the amendment of the Company’s Restated Certificate of Incorporation, as amended from time to time, in order to effect such issuance and the other transactions contemplated by the Transaction Agreement; and (4) in addition to the transactions set forth above, the purchase at the closing of additional shares of Common Stock by the Aegis Stockholder, for $10,000,000 at a price of $12 per share, subject to adjustment as set forth in the Transaction Agreement, with the number of shares issued and amount of cash invested subject to potential adjustment based on the relative net debt of the parties (collectively, along with all other transactions contemplated by the Transaction Agreement, the “Transactions”). The closing sale price of the Company’s common stock on March 14, 2018 was $10.53 per share.

Immediately following the consummation of the Transactions, Aegis will become a wholly-owned subsidiary of the Company and the Aegis Stockholder is expected to hold approximately 55% of the Company’s outstanding Common Stock.

Each of the Company, Aegis and the Aegis Stockholder has agreed to customary representations, warranties and covenants in the Transaction Agreement including, among others, covenants relating to (1) using commercially reasonable efforts to obtain the requisite approvals of the Company’s stockholders to the StarTek Voting Proposal and the StarTek Charter Amendment described below; (2) using commercially reasonable efforts to file the definitive version of the information to be supplied by or on behalf of the Company for inclusion in the proxy statement as promptly as practicable and cause the proxy statement to be mailed to the Company’s stockholders at the earliest practicable time after the Securities and Exchange Commission (the “SEC”) has completed its review of the preliminary filing; (3) abiding by non-solicitation of competing acquisition proposals by the Company; (4) using commercially reasonable efforts to maintain the existing listing of the Company’s Common Stock on the New York Stock Exchange (“NYSE”); and (5) carrying on the Company and Aegis’ conduct of their respective businesses during the period between the date of signing the Transaction Agreement and the closing of the Transactions.

Consummation of the Transactions is subject to certain closing conditions, including, among other things, (1) approval by the stockholders of the Company of the issuance of shares of the Company’s Common Stock in the Transactions (the “StarTek Voting Proposal”) under NYSE rules and the amendment of the Company’s certificate of incorporation to increase the number of authorized shares of the Company’s Common Stock from 32,000,000 to 60,000,000 (the “StarTek Charter Amendment”); (2) the receipt of specified governmental approvals, including the termination or expiration of any waiting period applicable to the Transactions under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder; (3) the absence of any order, executive order, stay, decree, judgment or injunction (preliminary of permanent) or statute, rule or regulation that makes the consummation of the Transactions illegal, or otherwise prohibits the consummations of the Transactions; and (4) approval of the Supplemental Listing Application with the NYSE with respect to the shares of the Company’s Common Stock to be issued to the Aegis Stockholder pursuant to the Transaction Agreement.

The Transaction Agreement contains certain termination rights of the Company, on the one hand, and Aegis and the Aegis Stockholder, on the other hand, and provides that, under specified circumstances, upon the termination of the Transaction Agreement, the Company will be required to pay the Aegis Stockholder a termination fee of up to $6.8 million.

The foregoing description of the Transaction Agreement, and the transactions contemplated thereby, does not purport to be complete and is qualified in its entirety by reference to the Transaction Agreement, which is filed as Exhibit 2.1 hereto and which is incorporated herein by reference. The Transaction Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company, Aegis, the Aegis Stockholder or any of their respective subsidiaries and affiliates. The Transaction Agreement contains representations and warranties by Aegis and the Aegis Stockholder, on the one hand, and by the Company, on the other hand, made solely for the benefit of the other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules delivered by each party in connection with the signing of the Transaction Agreement, and certain representations and warranties in the Transaction Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to investors, or may have been used for the purpose of allocating risk between the Aegis Stockholder and the Company. Accordingly, the representations and warranties in the Transaction Agreement should not be relied on by any persons as characterizations of the actual state of facts about the Company at the time they were made or otherwise. In addition, information concerning the subject matter of the representations and warranties may change after the date of the Transaction Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 3.02. Unregistered Sales of Equity Securities.

See disclosures under Item 1.01 of this Form 8-K, which are incorporated into this Section 3.02 by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 14, 2018, in connection with the signing of the Transaction Agreement, the Company approved transaction bonus awards for each of Chad A. Carlson, Donald Norsworthy, Peter F. Martino, and Jaymes D. Kirksey granting each a right to a one-time payment of $515,000, $325,000, $156,000 and $139,050, respectively, to be paid in cash subject to (i) the consummation of the Transactions and (ii) the recipient’s continued employment with the Company through such consummation (or, if earlier, the recipient’s involuntary termination of service for reasons other than cause).

Item 8.01. Other Events.

Press Release

On March 15, 2018, the Company issued a press release announcing the Transaction Agreement.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein. The information contained on the website referenced in the press release is not incorporated herein.

Support Agreements

In connection with the Transaction Agreement, certain stockholders holding in the aggregate approximately 30% of the outstanding common stock of the Company as of the date of the Transaction Agreement have each entered into support agreements in favor of the Aegis Stockholder, pursuant to which such stockholders agree, among other things, to vote all of their shares of the Company’s Common Stock in favor of the Transactions and against any competing proposal.

Each of the support agreements terminates upon the first to occur of (1) the closing of the Transactions, (2) the date on which the Transaction Agreement is terminated, (3) the date that the Company’s board changes its recommendation with respect to the requisite stockholder approvals described above, (4) the making of any material change that decreases or changes the consideration to be received by the Company pursuant to the Transaction Agreement, other than adjustments contemplated thereby and (5) the mutual written agreement of the parties.

Item 9.01. Financial Statements and Exhibits.

Exhibit Number	Exhibit Description

2.1	Transaction Agreement dated as of March 14, 2018, by and among StarTek, Inc., CSP Alpha Midco Pte Ltd, and CSP Alpha Holdings Parent Pte Ltd
99.1	Press Release dated March 15, 2018

Additional Information about the Transactions and Where to Find It

This communication is being made in respect of the transactions between the Company, Aegis, and the Aegis Stockholder and the related issuance of the Common Stock described herein. The Company intends to file the proxy statement with the SEC for the stockholder meeting that will include a proposal relating to the StarTek Voting Proposal and the StarTek Charter Amendment. This communication does not constitute a solicitation of any vote or proxy from any of the Company’s stockholders. Investors are urged to read the proxy statement carefully and in its entirety when it becomes available and any other relevant documents or materials filed or to be filed with the SEC or incorporated by reference in the proxy statement, because they will contain important information about the transactions between the Company, Aegis and the Aegis Stockholder, the issuance of Common Stock and the proposals relating to stockholder approval of the StarTek Voting Proposal and the StarTek Charter Amendment. The proxy statement will be mailed to the Company’s stockholders. In addition, the Proxy Statement and other documents will be available free of charge at the SEC’s internet website, www.sec.gov. When available, the proxy statement and other pertinent documents may also be obtained free of charge at the Investor Relations section of the Company’s website, www.startek.com, or by directing a written request to StarTek Investor Relations, 8200 E. Maplewood Ave., Suite 100, Greenwood Village, Colorado 80111 or at tel: (303) 262-4500 or email: investor@startek.com.

Participants in the Solicitation

The Company and its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed transaction. Information about the Company’s directors and executive officers is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, to be filed with the SEC on or about March 16, 2018, its proxy statement for its 2017 annual meeting of shareholders, which was filed with the SEC on March 29, 2017, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, which was filed with the SEC on November 8, 2017, and in other documents filed with the SEC by the Company and its officers and directors.

Cautionary Note on Forward-Looking Statements

Any statements in this Current Report on Form 8-K about future expectations, plans and prospects for the Company, including statements about the expected timing, consummation and benefits of the strategic transactions described herein, future management of the Company, approval of the transactions by the Company’s stockholders, the ability of the parties to satisfy other closing conditions, the Company’s strategy and future operations and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

These risks and uncertainties include, but are not limited to: failure to obtain the required vote of the Company’s stockholders; the timing to consummate the proposed transaction; the risk that a condition to closing of the proposed transaction may not be satisfied or that the closing of the proposed transaction might otherwise not occur; the risk that a regulatory approval that may be required for the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated; the diversion of management time on transaction-related issues; and risk that the transaction and its announcement could have an adverse effect on the Company’s ability to retain customers and retain and hire key personnel. Additional information concerning these and other risk factors can be found in the Company’s filings with the SEC and available through the SEC’s Electronic Data Gathering and Analysis Retrieval system at http://www.sec.gov, including the Company’s most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The foregoing list of important factors is not exclusive. The Company’s forward-looking statements are based on assumptions that the Company believes to be reasonable but that may not prove to be accurate. The Company assumes no obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise, except as may be required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STARTEK, INC.

Date: March 15, 2018	By:	/s/ Don Norsworthy
Don Norsworthy Senior Vice President and Chief Financial Officer